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                                                                    Exhibit 99.1
FOR IMMEDIATE  RELEASE

NASDAQ:  AAII

APPLIED ANALYTICAL INDUSTRIES ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS FOR 2000

         WILMINGTON, NC, NOVEMBER 1, 2000 - Applied Analytical Industries, Inc. (NASDAQ: AAII), today reported financial results for the third quarter and nine months ended September 30, 2000.

         Research revenues increased 17% to $21.9 million versus $18.8 million in last year's third quarter, primarily as a result of increased non-clinical revenues which grew 29% year over year to $14.7 million. Total revenues for the third quarter, which include licensing royalties and fees, increased 5% to $23.9 million over the $22.7 million reported in the comparable quarter of 1999. The Company reported a net loss of $0.7 million, or ($0.04) per diluted share, compared to a net loss of $1.5 million, or ($0.08) per diluted share, in the third quarter of last year.

         Overall gross margins were slightly lower as a percentage of revenues from a year ago, due mainly to the impact of lower royalties and fees which have no associated direct costs. However, gross margins for research revenues were up by five percentage points, primarily resulting from ongoing cost control programs initiated late last year and continuing this year. Selling, general and administrative expenses increased by approximately $0.6 million, reflecting the strengthening of the management team and the early stages of the Company's direct pharmaceutical sales effort. The Company also stated that it expects SG&A costs to remain unchanged as a percentage of revenues over the remainder of fiscal 2000.

         Dr. Fred Sancilio, Chairman and Chief Executive Officer, commented, "This quarter was particularly challenging since we not only saw the normal third quarter seasonal dip in signings, we also saw a delay in closing a major Product Life Cycle Management (PLCM) contract. In our recent press release, we noted that last minute delays in licensing negotiations for our fexofenadine/pseudoephedrine 24-hour product might impact our revenues and earnings for the quarter, and they did. Despite this, we are pleased with the success of the clinical results obtained in studies of this product and the strong third quarter revenue growth from our non-clinical fee-for-service operations. This growth is principally due to an increase in PLCM work which has now entered a long-term service contract phase."

         Dr. Sancilio continued by saying, "We've made a lot of progress toward our goal of becoming a fully integrated specialty pharmaceutical company during the quarter. Products being developed in our R&D program are focused in specific therapeutic areas; primarily immunosuppressive disorders and pain management. We have development programs on-going in rheumatoid arthritis, lupus, and inflammatory bowel disease (IBD)/Crohn's Disease. We also have advanced Phase II clinical studies on-going in pain control specifically using our ProSorb-D technology. We have already received initial clinical data in the third quarter which confirms earlier studies that ProSorb-D is an effective acute pain medication, better than expected. Additionally, we await completion of two more clinical trials in the fourth quarter; another Phase II pain management


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study using ProSorb-D in migraine patients and another Phase I study using fexofenadine/pseudoephedrine in a unique 24-hour preparation."

         Dr. Sancilio also added, "During the third quarter, we increasingly focused our R&D efforts on achieving significant progress with our own proprietary drug products - both those to be sold by AAI and those augmenting our clients' portfolios - and on the key products in our PLCM licensing program. We are phasing out our work on generic drug development as we complete current projects. Generic development has too frequently conflicted with our major client relationships and has not yielded profits to support the associated risk. Instead, by concentrating on our own niche products and projects, we are able to leverage our internal resources to better advantage, increasing speed of development, and thereby utilizing spending more efficiently."

         "Our cash flow from operations was very positive during the quarter, amounting to over $1.3 million. As a consequence, we continue to strengthen our balance sheet and reduce our debt", Dr. Sancilio noted.

         For the nine months ended September 30, 2000, revenues were $76.6 million compared to $70.5 million in the comparable 1999 period. The 9% overall increase was primarily due to higher non-clinical research revenues which were up by almost 15%. Net income for year-to-date 2000 was $1.3 million, or $0.08 per diluted share, compared to a net loss of $8.2 million, or ($0.48) per diluted share reported in the first nine months of 1999.

         Income from operations was $2.2 million for the first nine months of 2000 compared to a loss of $10.1 million during the first nine months of the prior year. This positive change results primarily from the higher revenues as well as benefits obtained from improved utilization of systems in which the Company invested late last year. The 1999 period included a $6.4 million charge for transaction, integration and restructuring costs related to the MTRA merger.

Third quarter highlights included:

o AAI entered into an agreement with Osmotica Corporation for the development and commercialization of osmotic drug delivery technologies, and quickly announced the successful completion of early phase, in vivo, human studies for the once-a-day combination of fexofenadine and pseudoephedrine for allergic seasonal rhinitis.

o        Backlog remains strong at a level 97% higher than a year ago.

o Dr. George Van Lear was appointed Vice President, Research and Development, and is responsible for overseeing AAI's internal research and development program which includes PLCM projects as well as proprietary drug delivery technology products and internal IND and NDAprojects.

o Spencer Goldsmith was appointed Vice President, E-Commerce to lead the Company's newly formed Internet organization. This initiative was launched to enhance AAI's capabilities in the e-business market and add to overall productivity and efficiency in the research and development of internal and external products.


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         Looking ahead, Dr. Sancilio said, "We are on track to launch our own brand of products in the first half of 2001, with a goal of introducing one new product during each half for the next couple of years. As part of this program, after years of investment, several new products and systems are advancing nicely or nearing completion. We have been absorbing significant costs to accomplish this, but strongly believe that the investments made in our research program involving immunosuppression and pain management will allow us to capture profitable shares of these markets over the next several years. We maintain strong relationships with leading pharmaceutical companies worldwide that we will continue to leverage in building our product development pipeline and our proprietary product lines. Our progress in transitioning to a company that provides both products and services is on track and may provide an exciting investment opportunity to our long-term shareholders."

About AAI

AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The Company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support services. Its stock is listed on Nasdaq (AAII). For more information about AAI, visit the Company's website at www.aaiintl.com.

Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements made by Dr. Sancilio in this press release and the foregoing statements pertaining to SG&A costs; product R&D costs, revenues and growth rates; clinical study results and implications; products in the Company's development and regulatory approval pipelines; plans to introduce proprietary products over the next two years on a profitable basis; the Company's ability to build on its relationships with leading pharmaceutical companies to build its product development portfolio and product line; and the Company's future goals. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to successfully enhance its ability to provide strategic product development solutions to its clients while developing and profitably selling its own products, apply its technologies to new commercially successful products which receive timely regulatory approvals, and manage its cost and operational efficiencies, and to scientific, competitive and other developments in the Company's chosen fields of direct pharmaceutical sales focus. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2000 and August 14, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.


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                               -TABLES TO FOLLOW -

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                       APPLIED ANALYTICAL INDUSTRIES, INC.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                Three Months Ended                Nine Months Ended
                                                                  September 30,                     September 30,
                                                            -------------------------         -------------------------
                                                              2000             1999             2000             1999
                                                            --------         --------         --------         --------
Research revenues
   Non-clinical                                             $ 14,683         $ 11,383         $ 41,756         $ 36,419
   Clinical                                                    7,207            7,380           21,740           21,945
                                                            --------         --------         --------         --------
                                                              21,890           18,763           63,496           58,364
Product sales                                                  1,491            1,855            6,050            5,542
Product development (royalties & fees)                           518            2,097            7,035            6,615
                                                            --------         --------         --------         --------
   Total revenues                                             23,899           22,715           76,581           70,521
                                                            --------         --------         --------         --------

Operating costs and expenses:
   Direct costs                                               13,678           12,661           40,675           39,519
   Selling, general and administrative                         9,474            8,824           28,995           25,988
   Research and development                                    1,440            2,776            4,759            8,735
   Transaction, integration, and restructuring costs              --               --               --            6,400
                                                            --------         --------         --------         --------
                                                              24,592           24,261           74,429           80,642
                                                            --------         --------         --------         --------

    Income (loss) from operations                               (693)          (1,546)           2,152          (10,121)

Other income (expense):
   Interest expense                                             (559)            (274)          (1,599)            (708)
   Other, net                                                     90                3              344              (46)
                                                            --------         --------         --------         --------
                                                                (469)            (271)          (1,255)            (754)
                                                            --------         --------         --------         --------

Income (loss) before income taxes                             (1,162)          (1,817)             897          (10,875)
Provision for (benefit from) income taxes                       (441)            (359)            (441)          (2,681)
                                                            --------         --------         --------         --------

    Net income (loss)                                       $   (721)        $ (1,458)        $  1,338         $ (8,194)
                                                            ========         ========         ========         ========


Basic earnings (loss) per share                             $  (0.04)        $  (0.08)        $   0.08         $  (0.48)
                                                            ========         ========         ========         ========
Weighted average shares outstanding                           17,556           17,205           17,439           17,203
                                                            ========         ========         ========         ========

Diluted earnings (loss) per share                           $  (0.04)        $  (0.08)        $   0.08         $  (0.48)
                                                            ========         ========         ========         ========
Weighted average shares outstanding                           17,556           17,205           17,756           17,203
                                                            ========         ========         ========         ========

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                       APPLIED ANALYTICAL INDUSTRIES, INC.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                           September 30,        December 31,
                                                                2000                1999
                                                            -----------         -----------
                                                            (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                                 $     1,364         $     1,988
  Accounts receivable                                            30,089              35,064
  Work-in-progress                                               10,057              12,689
  Prepaid and other current assets                               12,448              11,426
                                                            -----------         -----------
          Total current assets                                   53,958              61,167
Property and equipment, net                                      42,347              45,026
Goodwill and other intangibles, net                              10,864              13,040
Other assets                                                      3,755               4,228
                                                            -----------         -----------

          Total assets                                      $   110,924         $   123,461
                                                            ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt
     and short-term debt                                    $    24,517         $    28,362
  Accounts payable                                                5,547               6,969
  Customer advances                                               5,014               9,146
  Accrued wages and benefits                                      3,400               4,081
  Other accrued liabilities                                       3,725               6,102
                                                            -----------         -----------
          Total current liabilities                              42,203              54,660
Long-term debt, less current portion                                626                 962
Other long-term liabilities                                         730               1,281
Stockholders' equity:
  Common stock                                                       18                  17
  Paid-in capital                                                70,300              69,732
  Accumulated deficit                                              (922)             (2,260)
  Accumulated other comprehensive losses                         (2,009)               (906)
  Stock subscriptions receivable                                    (22)                (25)
                                                            -----------         -----------
          Total stockholders' equity                             67,365              66,558
                                                            -----------         -----------

          Total liabilities and stockholders' equity        $   110,924         $   123,461
                                                            ===========         ===========